Michael James Enterprises, Inc Resets Ex Date for Dividend of Bullsnbears Holdings,Inc to December 28, 2015.

SHORT HILLS, NJ--(XXXXXXXXX - Dec 17, 2015) - Michael James Enterprises, Inc. (OTC PINK:MJTV), formerly known as Bullsnbears.com, Inc., a Delaware corporation, today announced they have Re set the previously announced record date for its wholly owned subsidiary Bullsnbears Holdings,Inc to December 28, 2015.The Company has changed the record date for the dividend of its Bullsnbears Holdings, Inc. subsidiary because of potential regulatory requirements that could of arisen from the previously announced record date.  The Company’s wholly-owned subsidiary, Bullsnbears Holdings, Inc., will be spun-off through a share dividend to the Company’s shareholders of record as of the close of business on Monday, December 28, 2015, with one share of Bullsnbears Holdings,Inc Common Stock distributed for each one share of the Company’s Common Stock owned as of the record date.  Distribution of the shares will take place upon the effectiveness of a Registration Statement filed with the U.S. Securities and Exchange Commission.

MJTV CEO, James M. Farinella, stated, "We changed the Record date previously announced in November because of potential requirements  brought to our attention that would of created and accounting issue with CEDE & CO, because of our recent Symbol, Name and CUSIP  changes.”

About Michael James Enterprises, Inc.

Michael James Enterprises (MJTV) develops skin care and beauty brands backed by science and disruptive technology. MJTV's initial focus is the development and commercialization of a game changing FDA OTC acne treatment system. To accomplish its goal, MJTV licensed patented science from a world-renowned Ivy League institution, developed by one of the world's leading researchers on antimicrobial topical creams.

Safe Harbor Statement

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Contact:
Michael James Entertainment, Inc.
784 Morris Turnpike #334
Short Hills, NJ 07078
Tel (908) 204-0004